===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              BE AEROSPACE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                              BE AEROSPACE, INC.
                           1400 Corporate Center Way
                           Wellington, Florida 33414

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                August 8, 2000

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Tuesday, August 8, 2000 for the following purposes:

     1. To elect two Class III directors;

     2. To consider and act upon a proposal to amend the 1994 Employee Stock Purchase Plan by increasing the number of shares available for issuance thereunder by 500,000 shares;

     3. To consider and act upon a proposal to adopt the Non-Employee Directors Stock and Deferred Compensation Plan;

     4. To consider and act upon a proposal to adopt the MacBride Principles;
  and

     5. To transact any other business that may properly come before the meeting, or any adjournment thereof.

  Stockholders of record at the close of business on June 12, 2000 are entitled to notice of and to vote at the meeting.

  Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Edmund J. Moriarty
                                          Secretary
June 16, 2000

                          FORWARD-LOOKING INFORMATION

   This Proxy Statement contains certain forward-looking statements and information relating to the Company and its operations, governance and policies and procedures that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Proxy Statement, words such as "anticipate", "believe", "conclude", "estimate", "expect", and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and as a result are subject to certain risks, uncertainties and assumptions. Should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, concluded, estimated or expected. Further information about these matters can be found in the Company's other Securities and Exchange Commission filings. The Company does not intend to update these forward-looking statements.

                              BE AEROSPACE, INC.

                               ----------------

                        Annual Meeting of Stockholders
                                August 8, 2000

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 A.M. on Tuesday, August 8, 2000 or at any adjournment thereof (the "Meeting"). A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by otherwise delivering a written revocation to the Secretary of the Company; or
(iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

  The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefore in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other shareholders. The Company also has retained Corporate Investor Communications, Inc. to assist in such solicitation for a fee of $5,000 plus expenses. The Company also will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), at the close of business on June 12, 2000 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had 25,150,459 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

  Consistent with Delaware state law and the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the shares in attendance at the Meeting, present in person or represented by proxy, is necessary to approve the action described in Proposal Nos. 2, 3, and 4 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal Nos. 2, 3 and 4 for purposes of determining whether sufficient affirmative votes have been cast.

  The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal Nos. 2, 3 and 4 or that reflect abstentions and broker non-votes only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on any matter.

  The Annual Report to Stockholders for the Company's fiscal year ended February 26, 2000 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on or about June 16, 2000.

                                Proposal No. 1

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

  Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

  The nominees are the two directors currently designated as Class III Directors, whose terms expire at the 2000 Annual Meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

  If Proposal No.1 is approved, Messrs. Richard G. Hamermesh and Amin J. Khoury will be elected as Class III Directors for a term of three years, expiring at the 2003 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

  It is expected that Messrs. Richard Hamermesh and Amin Khoury will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Director Nominees

                   Name, Age (as of June 7, 2000),
                   Business Experience and Current                    Director
                            Directorships                              Since
                   -------------------------------                    --------
RICHARD G. HAMERMESH, 52--Dr. Hamermesh has been a Director of the      1987
 Company since July 1987. Since August 1987, Dr. Hamermesh has been the Managing Partner of the Center for Executive Development, an
 independent executive education consulting company, and, from
 December 1986 to August 1987, Dr. Hamermesh was an independent consultant. Prior to such time, Dr. Hamermesh was on the faculty at the Harvard Business School. Dr. Hamermesh is also a Director of
 Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications and Vialog Corporation, a provider of teleconferencing and other group communications services.
AMIN J. KHOURY, 61--Mr. Khoury has been Chairman of the Board of the    1987
 Company since July 1987 when he founded the Company and was Chief
 Executive Officer until April 1, 1996. Mr. Khoury is currently the
 Chairman of the Board of Directors of Applied Extrusion
 Technologies, Inc., a manufacturer of oriented polypropylene films used in consumer products labeling and packaging applications, a member of the Board of Directors of Brooks Automation, Inc., a
 leader in semiconductor tool and factory automation solutions for the global semiconductor industry, and a member of the Board of
 Directors of Synthes-Stratec, the world's leading orthopedic trauma company. Mr. Khoury is the brother of Robert J. Khoury.

Current Directors

              Name, Age (as of June 7, 2000),
              Business Experience and Current                Director  Term
                       Directorships                          Since   Expires
              -------------------------------                -------- -------
JIM C. COWART, 48--Mr. Cowart has been a director of the       1989    2001
 Company since November 1989. Mr. Cowart is currently
 Chairman and CEO of E-Com Architects, Inc., a computer
 services and software company. He is also a principal of
 Cowart & Co. LLC and EOS Capital, Inc., private capital
 firms retained from time to time by the Company for
 strategic planning, competitive analysis, financial
 relations and other services. From January 1993 to November
 1997, Mr. Cowart was the Chairman of the Board of Directors
 and Chief Executive Officer of Aurora Electronics Inc. From
 1987 until 1991, Mr. Cowart was a founding general partner
 of Capital Resource Partners, a private investment capital
 manager. Prior to such time, Mr. Cowart held various
 positions in investment banking and venture capital with
 Lehman Brothers, Shearson Venture Capital and Kidder,
 Peabody & Co.

ROBERT J. KHOURY, 58--Mr. Khoury has been a Director of the    1987    2002
 Company since July 1987. Mr. Khoury was elected Vice
 Chairman and Chief Executive Officer effective April 1,
 1996. From July 1987 until that date, Mr. Khoury served as
 the Company's President and Chief Operating Officer. Mr.
 Khoury is the brother of Amin J. Khoury.

BRIAN H. ROWE, 69--Mr. Rowe has been a Director of the         1995    2001
 Company since July 1995. He is currently Chairman Emeritus
 of GE Aircraft Engines, a principal business unit of the
 General Electric Company, where he also served as Chairman
 from September 1993 through January 1995 and as President
 from 1979 through 1993. Mr. Rowe is also a Director of the
 following companies: January 1980--Fifth Third Bank, an
 Ohio banking corporation; December 1994--Stewart &
 Stevenson Services, Inc., a custom packager of engine
 systems; March 1995--Atlas Air, Inc., an air cargo carrier;
 December 1995--Textron Inc., a manufacturer of aircraft,
 automobile components, an industrial segment, systems and
 components for commercial aerospace and defense industries, and financial services; December 1998--Convergys
 Corporation, an outsourcing, integration, billing and
 customer management services company; and December 1998--
 Dynatech Corporation, a test equipment and communication
 systems manufacturing company.

HANSJORG WYSS, 64--Mr. Wyss has been a Director of the         1989    2002
 Company since August 1989. Since 1977, Mr. Wyss has served
 as Director, President and is currently Chairman and Chief
 Executive Officer of Synthes North America and Synthes
 Canada, Ltd., manufacturers and distributors of orthopedic
 implants and instruments and is the Chairman of Synthes-
 Stratec, the world's leading orthopedic trauma company. Mr.
 Wyss formerly held management positions with Monsanto
 Europe in Belgium, Schappe-Burlington and Chrysler
 International in Switzerland. Mr. Wyss earned his MBA at
 Harvard Graduate School of Business and attained a Master
 of Science from the Swiss Federal Institute of Technology
 in Zurich. Mr. Wyss presently sits on numerous boards
 including Harvard Graduate School of Business, The
 Wilderness Society, The Grand Canyon Trust and is Chairman
 of the Southern Utah Wilderness Alliance.

Board of Directors and Committees

  The Board of Directors held five meetings during the fiscal year ended February 26, 2000 ("Fiscal 2000") and acted pursuant to unanimous written consent on two occasions. Each director attended all of the Board meetings and meetings of committees of the Board of Directors on which he served during Fiscal 2000 except for Mr. Wyss who was absent from two Board meetings. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee.

  The Audit Committee, currently composed of Messrs. Cowart and Hamermesh, held one meeting during Fiscal 2000. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls and reviews with the independent auditors the scope and results of their audit.

  The Stock Option and Compensation Committee, currently composed of Messrs. Rowe and Wyss, held one meeting during Fiscal 2000 and acted pursuant to unanimous written consent on four occasions. The Committee provides recommendations to the Board of Directors regarding compensation matters and administers the Company's stock option and compensation plans.

Compensation of Directors

  Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $12,500 per calendar quarter, half in cash and half in Company Common Stock. Eligible Directors are also entitled to participate in the Company's 1991 Directors' Stock Option Plan, as amended from time to time (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded options to purchase 5,000 shares of Common Stock on December 15 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director is awarded options to purchase 35,000 shares of Common Stock as of the date of his or her first election as a director.

  The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant, subject to certain conditions that accelerate vesting. On December 15, 1999, each of the following directors was awarded an option to purchase 5,000 shares of Common Stock at a price of $7.00 per share: Jim C. Cowart, Richard G. Hamermesh, Brian H. Rowe and Hansjorg Wyss.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 15, 2000 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the seven other most highly paid executive officers of the Company in Fiscal 2000 (collectively, the "Named Executive Officers") and each director of the Company; and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                         Common Stock
                                                      Beneficially Owned
                                                     -------------------------
                                                                   Percent of
                                                      Number       Outstanding
                                                     of Shares      Shares(1)
                                                     ---------     -----------
Hansjorg Wyss*...................................... 2,421,109(2)      8.98%
Amin J. Khoury+*....................................   460,326(3)      1.71%
Robert J. Khoury+*..................................   316,319(4)      1.17%
Marco Lanza+........................................   264,680(5)        **
Thomas P. McCaffrey+................................   247,205(6)        **
Brian H. Rowe*......................................   125,000(7)        **
Paul E. Fulchino+...................................   109,217(8)        **
Scott A. Smith+.....................................   105,314(9)        **
E. Ernest Schwartz+.................................    92,500(10)       **
Roman G. Ptakowski+.................................    92,342(11)       **
Jim C. Cowart*......................................    85,500(12)       **
Richard G. Hamermesh*...............................    37,350(13)       **
All Directors and Executive Officers as a group (15
 Persons)........................................... 4,573,137(14)    16.96%

--------
 +   Named Executive Officer
 *  Director of the Company
 ** Less than 1 percent

 (1) The number of shares of Common Stock deemed outstanding includes: (i) 25,115,944 shares of Common Stock outstanding as of May 15, 2000 and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing May 15, 2000).
 (2) Includes 15,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
 (3) Includes 385,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) and Supplemental Executive Retirement Plans (the "Company Benefit Plans"). Excludes options to purchase 215,000 shares of Common Stock that are not exercisable in the next sixty days.
 (4) Includes 285,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 215,000 shares of Common Stock that are not exercisable in the next sixty days.

 (5) Includes 242,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 82,500 shares of Common Stock that are not exercisable in the next sixty days.
 (6) Includes 210,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 115,000 shares of Common Stock that are not exercisable in the next sixty days.
 (7) Includes 47,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
 (8) Includes 100,000 shares issuable upon the exercise of stock options exercisable in the next sixty days.
 (9) Includes 95,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 90,000 shares of Common Stock that are not exercisable in the next sixty days.
(10) Includes 92,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 52,500 shares of Common Stock that are not exercisable in the next sixty days.
(11) Includes 87,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's Benefit Plans. Excludes options to purchase 87,500 shares of Common Stock that are not exercisable in the next sixty days.
(12) Includes 82,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 37,500 shares of Common Stock that are not exercisable in the next sixty days.
(13) Includes 18,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
(14) Includes 1,846,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 1,080,000 shares of Common Stock that are not exercisable in the next sixty days.

                            EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

  The Stock Option and Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for Fiscal 2000:

  The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aircraft cabin interior products industry.

  The Company relies on four compensation components to retain and motivate executive performance: annual salary, incentive cash bonuses, retirement benefits and stock-based incentive compensation. Each of the Named Executive Officers has an employment agreement that establishes an annual base salary at a level the Company believes is competitive for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues, operating earnings and working capital management for the year, together with gains in market share for the Company's products. Because the Stock Option and Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Stock Option and Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. Certain Named Executive Officers also have a retirement benefit provision in their employment agreement.

  While skeptical about the significance of short-term fluctuations in stock price, the Stock Option and Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

  The base salary for Mr. Robert J. Khoury, Vice Chairman of the Board and Chief Executive Officer of the Company during Fiscal 2000, for Fiscal 2000 was $625,000. See "Employment Contracts--Robert J. Khoury" below. Mr. Khoury was not granted a bonus in Fiscal 2000 but instead he received options to purchase 240,000 shares of the Company's Common Stock. In determining the incentive compensation awards for Mr. Khoury, the Committee considered the Company performance criteria described above, as measured by specific targets and performance objectives, and concluded that the Company had made progress during Fiscal 2000 toward achieving such targets and performance objectives. The Committee also considered the Company's progress toward its strategic objective of becoming the industry leader in manufacturing and servicing commercial and executive aircraft cabin interior equipment, and Mr. Khoury's leadership role in achieving such progress.

  With respect to the above matters, the Stock Option and Compensation Committee submits this report.

                                          STOCK OPTION and
                                          COMPENSATION COMMITTEE
                                          Brian H. Rowe
                                          Hansjorg Wyss

Compensation of Executive Officers

  The following table sets forth information with respect to the compensation of the Named Executive Officers in Fiscal 2000.

                          SUMMARY COMPENSATION TABLE

                                                    Long-Term
                                                   Compensation
                                                   ------------
                           Annual Compensation      Securities
  Name and Principal    --------------------------  Underlying     All Other
       Position         Year(1) Salary($) Bonus($)  Options(#)  Compensation($)
  ------------------    ------- --------- -------- ------------ ---------------
Amin J. Khoury.........  2000   $667,316  $      0   240,000        $48,539(2)
  Chairman               1999    621,540   550,000    70,000         46,169
                         1998    521,159   550,000   140,000         36,847

Robert J. Khoury.......  2000   $617,318  $      0   240,000        $46,539(2)
  Vice Chairman and      1999    585,772   550,000    70,000         45,123
  Chief Executive        1998    521,159   550,000   140,000         32,866
   Officer

Paul E. Fulchino(3)....  2000   $510,392  $      0    70,000        $26,323(2)
  President and Chief    1999    497,157   150,000    60,000         38,425
   Operating Officer     1998    478,461   465,000   120,000        375,783(4)


Thomas P. McCaffrey....  2000   $299,924  $      0   120,000        $20,735(2)
  Corporate Senior Vice  1999    278,867   220,000    40,000         20,049
   President of          1998    238,680   230,000    90,000         18,748
  Administration, Chief
   Financial Officer
  and Assistant
   Secretary

Marco Lanza............  2000   $279,622  $      0    80,000        $16,354(2)
  Group Vice President   1999    266,924   125,000    30,000          5,846
   and General Manager   1998    254,608   125,000    60,000          4,719
  General Aviation and
  Flight Structures and
  Engineering Services

Scott A. Smith (5).....  2000   $288,273  $ 87,000    60,000        $ 5,000(2)
  Group Vice President   1999    241,156   390,000   125,000          5,000
   and
  General Manager
  Global Customer
   Service and Support

Roman G. Ptakowski.....  2000   $192,435  $136,000   105,000        $14,217(2)
  Group Vice President   1999    178,846   145,000    15,000         11,625
   and General Manager   1998    129,138    90,000    35,000          7,112
  Interior Systems

E. Ernest Schwartz.....  2000   $233,012  $116,000    55,000        $13,919(2)
  Corporate Senior Vice  1999    233,012    90,000     5,000          5,000
   President             1998    224,934    90,000    40,000          4,750
  Development and
   Planning

--------
(1) The periods covered by this table are the fiscal years ended in February 2000, 1999, and 1998.
(2) Represents contributions to the Company's 401(k) Plan and Supplemental Executive Retirement Plan (the "Employee Benefit Plans").
(3) Mr. Fulchino's employment with the Company terminated on November 17,
    1999.
(4) Represents contributions to the Employee Benefit Plans of $33,138 and relocation expenses of $342,645.
(5) Mr. Smith commenced his employment with the Company as of April 1, 1998.

Stock Options

  The following table sets forth information concerning stock options granted to the Named Executive Officers in Fiscal 2000

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                     Potential
                                                                                  Realized Value
                                                                                at Assumed Rates of
                                          % of Total                                Stock Price
                                           Options                               Appreciation for
                                          Granted to                              Option Term(3)
                            Options      Employees in    Exercise   Expiration ---------------------
Name                     Granted(1) (#) Fiscal Year(2) Price ($/Sh)    Date        5%        10%
----                     -------------- -------------- ------------ ---------- ---------- ----------
Amin J. Khoury..........    140,000          6.11        $17.7500    5/27/09   $1,563,065 $3,961,090
                            100,000          4.37          8.4375    1/19/10      530,719  1,344,938

Robert J. Khoury........    140,000          6.11         17.7500    5/27/09    1,563,065  3,961,090
                            100,000          4.37          8.4375    1/19/10      530,719  1,344,938

Paul E. Fulchino(4).....     70,000          3.06         17.7500    5/27/09      781,533  1,980,545

Thomas P. McCaffrey.....     70,000          3.06         17.7500    5/27/09      781,533  1,980,545
                             50,000          2.18          8.4375    1/19/10      265,359    672,469

Marco Lanza.............     30,000          1.31         17.7500    5/27/09      334,943    848,805
                             50,000          2.18          8.4375    1/19/10      265,359    672,469

Scott A. Smith..........     10,000          0.44         17.7500    5/27/09      111,648    282,935
                             50,000          2.18          8.4375    1/19/10      265,359    672,469

Roman G. Ptakowski......     30,000          1.31         17.7500    5/27/09      334,943    848,805
                             75,000          3.27          8.4375    1/19/10      398,039  1,008,703

E. Ernest Schwartz......      5,000          0.22         17.7500    5/27/09       55,824    141,468
                             50,000          2.18          8.4375    1/19/10      265,359    672,469

(1) All of the above stock option awards are vested over a three year period (25% on the date of grant and 25% on the three succeeding grant annual anniversary dates). The exercise prices were based on the fair market value (as determined in accordance with the Company's Amended and Restated 1989 Stock Option Plan) of the shares of Common Stock at the time the options were granted. The exercise price may be paid in cash or by any other lawful means authorized by the Board of Directors. Options terminate ten years after the date of grant or three months following termination of the optionee's employment, whichever occurs earlier.
(2) During Fiscal 2000, the Company granted to its employees options covering 2,290,200 shares of Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company's stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten year term of these options, a $1,000 investment in the Common Stock of the Company would be worth $1,629 and $2,594 respectively, at the end of the term.
(4) Mr. Fulchino's employment with the Company terminated on November 17,
    1999.

Option Exercises and Fiscal Year-End Holdings

  The following table provides information concerning stock option exercises in Fiscal 2000 and unexercised stock options held by each Named Executive Officer as of February 26, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        Value of
                                                      Number of        Unexercised
                                                     Unexercised      In-the-Money
                                                  Options at FY-End Options at FY-End
                                                  ----------------- -----------------
                         Shares Acquired  Value     Exercisable/      Exercisable/
Name                     on Exercise(#)  Realized   Unexercisable   Unexercisable(1)
----                     --------------- -------- ----------------- -----------------
Amin J. Khoury..........         0         $ 0     350,000/250,000   $14,063/42,188
Robert J. Khoury........         0           0     250,000/250,000    14,063/42,188
Paul E. Fulchino........         0           0           100,000/0              0/0
Thomas P. McCaffrey.....         0           0     192,500/132,500    13,281/21,094
Marco Lanza.............         0           0      235,000/90,000   143,281/21,094
Scott A. Smith..........         0           0      77,500/107,500     7,031/21,094
Roman G. Ptakowski......         0           0       80,000/95,000    10,547/31,641
E. Ernest Schwartz......         0           0       91,250/53,750    18,906/21,094

--------
(1) The closing price for the Company's Common Stock on the Nasdaq National Market on February 25, 2000, the last trading day of the fiscal year, was $9.00 per share.

Defined Benefit Arrangements

  Pursuant to the employment agreements between the Company and each of Mr. Amin J. Khoury and Mr. Robert J. Khoury, upon the earlier of the Expiration Date (as defined) or the executive's termination of his employment, the executive, or his designee, as the case may be, shall be entitled to receive annual retirement compensation payments (the "Retirement Compensation") equal to the executive's highest annual salary paid to him during his employment with the Company for a number of years equal to the number of years of service provided by the executive to the Company. The Retirement Compensation will become due as a result of the executive's resignation, prior to a change of control, or as a result of any other termination of the executive's Employment Agreement. See discussion below for Retirement Compensation payable in lieu of the foregoing upon termination of employment after a Change in Control.

  Pursuant to the employment agreement between the Company and Mr. McCaffrey, if Mr. McCaffrey's employment is terminated for any reason other than for cause (as defined) after April 30, 2003, then the Company shall provide a retirement benefit to Mr. McCaffrey, or his designee, for 10 years after such termination in an annual sum equal to one-half his average annual salary for the three completed fiscal years immediately preceding such termination

Employment Contracts

  Amin J. Khoury. Mr. Khoury and the Company entered into an employment agreement on May 29, 1998, which was amended on November 12, 1998 and September 30, 1999, and which extends through the later of May 28, 2003 or three years from any date as of which the term is being determined (the "Expiration Date") unless earlier terminated. Under the employment agreement, Mr. Khoury receives a base salary of $695,250 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Khoury is also entitled to receive incentive bonuses from the Company at the discretion of the Board of Directors. The agreement also provides that Mr. Khoury and his spouse are also entitled to receive medical, dental, health and executive medical reimbursement benefits under the Company's plans for the remainder of their lives.

  In the event of Mr. Khoury's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. Khoury from the date of his death until the Expiration Date, plus (ii) the Retirement Compensation (described above); provided, however, that in no event will the aggregate amount payable upon Mr. Khoury's death be less than twenty times the maximum annual salary paid to Mr. Khoury during his employment by the Company. The Company has purchased life insurance policies that would fully pay the death benefit due upon Mr. Khoury's death. In the event of Mr. Khoury's incapacity, Mr. Khoury will receive, through the Expiration Date, (i) two times his highest annual salary, (ii) the Retirement Compensation, and (iii) continued health and welfare benefits.

  Upon a termination resulting from a change of control (as defined), Mr. Khoury will receive a lump sum payment equal to the sum of (a) one and one-half times the base salary and bonus (calculated at 100% of his base salary) (the "Salary") that he would have received during the then-remaining term of his agreement and (b) two times his base salary. Through the Expiration Date, Mr. Khoury would also continue to receive the Salary and continued health, welfare and perquisite benefits. Mr. Khoury would also be entitled to receive a lump sum payment of the Retirement Compensation he would have been entitled to receive if he had continued his employment until May 28, 2003. Upon the execution of an agreement that would, if consummated, constitute a change in control all stock options held by Mr. Khoury will immediately vest and become exercisable. In the event that any payments made to Mr. Khoury that are contingent upon a change in control are subject to excise tax as an "excess parachute payment" under the Internal Revenue Code, Mr. Khoury would also be receive an excise tax "gross-up" payment.

  Mr. Khoury is also entitled to a lump sum severance amount equal to his annual salary in the event his employment is terminated for any reason other than his death or incapacity.

  Robert J. Khoury. Mr. Khoury and the Company entered into an employment agreement on May 29, 1998, which was amended on November 12, 1998 and September 30, 1999, and which extends through the Expiration Date, unless otherwise terminated. Under the employment agreement, Mr. Khoury receives a base salary of $643,750 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Khoury is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. In all other respects, Mr. Khoury's employment agreement contains substantially similar provisions to those in Mr. Amin J. Khoury's employment agreement as described above.

  Thomas P. McCaffrey. Mr. McCaffrey and the Company entered into an employment agreement on May 29, 1998, which was amended November 12, 1998 and September 30, 1999, and which extends through the later of May 28, 2003, or three years from any date as of which the term is being determined unless sooner terminated (the "Expiration Date"). Under the employment agreement, Mr. McCaffrey receives a base salary of $312,100 per year subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. McCaffrey is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors that shall not exceed 100% of this then current salary. In the event of Mr. McCaffrey's death, his designee will receive an amount equal to the salary that would have been due to Mr. McCaffrey through the Expiration Date. In the event of Mr. McCaffrey's incapacity, he will be entitled to receive his salary, welfare benefits through the Expiration Date. If Mr. McCaffrey is terminated for cause (as defined) he will only be entitled to receive his unpaid salary and benefits accrued through the date of termination.

  Upon a termination resulting from a change in control (as defined), Mr. McCaffrey will receive (i) a lump sum amount equal to (a) two times his then-current salary and (b) two times the base salary that he would have received through the Expiration Date, (ii) continued welfare benefits through the Expiration Date and (iii) an amount equal to one-half of his highest base-salary multiplied by his years of employment after May 1, 1993. In addition, upon the execution of an agreement that would constitute a change in control (regardless of whether such agreement is consummated) all stock options held by Mr. McCaffrey will immediately vest and become exercisable. In the event that any payments made to Mr. McCaffrey that are contingent upon a change in control constitute an "excess parachute payment" under the Internal Revenue Code, Mr. McCaffrey will be entitled to receive an excise tax "gross-up" payment from the Company.

  Mr. McCaffrey is also entitled to a lump sum severance amount equal to his annual salary in the event his employment is terminated for any reason other than his death or incapacity.

  Marco Lanza. Mr. Lanza and the Company entered into an employment agreement on March 1, 1992, which was most recently amended on September 30, 1999 The agreement has a current three-year term commencing on January 1, 2000 and is automatically extended for additional one-year periods unless either Mr. Lanza or the Company gives the other party at least 90 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Lanza receives a base salary of $285,000 per year subject to increases as determined from time to time by the Board of Directors. Mr. Lanza is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors that shall not exceed 100% of his then current salary.

  Upon Mr. Lanza's death, his designee will receive an amount equal to the salary that would have been due to him through the then-applicable expiration date. In the event of Mr. Lanza's termination due to incapacity, he will receive his salary and benefit continuation through the then-applicable expiration date. Upon a termination resulting from a change of control (as defined), Mr. Lanza is entitled to (i) a lump-sum payment equal to the sum of
(a) the base salary that he would have received through the appliable expiration date and (b) two times his annual salary and (ii) continued welfare and automobile benefits. In the event that any payments made to Mr. Lanza that are contingent upon a change of control constitute an "excess parachute payment" under the Internal Revenue Code, Mr. Lanza will be entitled to receive an excise tax "gross up" payment from the Company.

  Mr. Lanza is also entitled to a lump-sum severance amount equal to his annual salary in effect as of the termination date in the event his employment is not extended and the agreement is terminated.

  Scott A. Smith. Mr. Smith and the Company entered into an employment agreement on March 6, 1998 that is automatically renewed for consecutive one-year periods until either Mr. Smith or the Company gives the other party at least 30 days' written notice prior to the end of the next calendar year. Under the employment agreement, Mr. Smith receives a base salary of $290,000 per year, subject to adjustment from time to time by the Board of Directors. Mr. Smith is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors, which shall not exceed 100% of his then current salary. In the event of Mr. Smith's death, his designee will receive an amount equal to the salary that would have been due through the expiration of the then-applicable term. In the event of Mr. Smith's incapacity, Mr. Smith will continue to receive his then current salary and benefits through the expiration or until Mr. Smith obtains alternate employment. In the event there is a change in control (as defined) prior to the expiration date as a result of which Mr. Smith's employment is terminated or he resigns because of a change in his position, powers, duties, salary or benefits, Mr. Smith will receive (i) a lump sum amount equal to his then-current salary and (ii) salary and benefit continuation through the expiration date.

  Roman Ptakowski. Mr. Ptakowski and the Company entered into an employment agreement on December 8, 1997. The agreement had an initial one-year term that ended on December 7, 1998 and is automatically extended for additional one-year terms unless either Mr. Ptakowski or the Company gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Ptakowski receives an annual salary of $230,000 per year subject to adjustment from time to time by the Board of Directors. In all other respects, Mr. Ptakowski's agreement is substantially similar to Mr. Smith's employment agreement.

  E. Ernest Schwartz. Mr. Schwartz and the Company entered into an employment agreement on March 1, 1992, which was amended January 1, 1996. The agreement is automatically renewed for one-year terms unless either Mr. Schwartz or the Company gives the other party at least 90 days written notice prior to the then applicable expiration date. Under the terms of his employment agreement, Mr. Schwartz receives a base salary of $233,000 per year subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Schwartz is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors that shall not exceed 100% of this then current salary.

  In the event of Mr. Schwartz's death, his designee will receive an amount equal to the salary that would have been due to him through the applicable expiration date. In the event of Mr. Schwartz's termination due to incapacity, he will continue to receive his then current salary and benefits until the applicable expiration date. If Mr. Schwartz's employment term is not extended and the agreement terminates, or his employment is terminated as a result of a change in control (as defined), Mr. Schwartz is entitled to a lump-sum payment in an amount equal to his annual salary on the date of termination. In addition, upon a change of control (as defined) prior to the expiration date as a result of which Mr. Schwartz's employment is terminated for any reason or he resigns his employment because of a change in his position, powers, duties, salary or benefits, Mr. Schwartz will receive salary and benefit continuation through the expiration date.

Severance Agreement

  Paul E. Fulchino. Pursuant to an agreement dated December 3, 1999, Mr. Fulchino's employment with the Company terminated effective as of November 17, 1999. The agreement provides that Mr. Fulchino is entitled to continuation of
(i) his base salary, (ii) welfare benefits and (iii) car allowance for the period ending on May 16, 2001. All options held by Mr. Fulchino, other than the options granted on April 1, 1996, were revoked as of November 17, 1999. In consideration of the benefits provided to Mr. Fulchino pursuant to his agreement, Mr. Fulchino and the Company executed a mutual release of all claims.

Certain Relationships and Related Transactions

  In 1990, the Company adopted a formal policy whereby all transactions between the Company and its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

  During Fiscal 2000, Jim Cowart, a director of the Company, was granted 25,000 options to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. He received this award for his involvement in the Company's acquisition program and for various consulting services he performed for the Company.

Performance Graphs

  The following graphs compare the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from April 24, 1990, the date of the Company's initial public offering and from February 24, 1995 through February 25, 2000, the last trading day of Fiscal 2000 , based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of each respective starting date.

                             [GRAPH APPEARS HERE]

               COMPARISON OF 118 MONTH CUMULATIVE TOTAL RETURN*
          AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET-US INDEX,
                       THE DOW JONES AIRLINES INDEX and
                    THE DOW JONES AEROSPACE & DEFENSE INDEX

                                4/90   7/91  2/92  2/93  2/94  2/95  2/96  2/97  2/98  2/99  2/00
BE Aerospace, Inc.               100   200   200   143   164    79   186   371   421   211   129
DJ Airlines Index                100    94   106    94   109    92   146   142   233   214   173
DJ Aerospace & Defense Index     100   114   121   127   178   200   352   440   520   385   293
Nasdaq National Market - US      100   124   158   168   199   202   281   335   458   596  1212

*$100 INVESTED ON 2/24/90 IN STOCK OR IN INDEX -- INCLUDING REINVESTMENT OF
 DIVIDENDS.

                             [GRAPH APPEARS HERE]

                COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*
         AMONG BE AEROSPACE, INC., THE NASDAQ STOCK MARKET - US INDEX,
                       THE DOW JONES AIRLINES INDEX AND
                    THE DOW JONES AEROSPACE & DEFENSE INDEX


                                   2/95   2/96   2/97   2/98   2/99   2/00
BE Aerospace, Inc.                  100    236    473    535    268    164
DJ Airlines Index                   100    159    154    253    232    188
DJ Aerospace & Defense Index        100    176    220    260    192    147
Nasdaq National Market -- US        100    139    166    227    296    601

*$100 INVESTED ON [2/24/95] IN STOCK OR IN INDEX -- INCLUDING
REINVESTMENT OF DIVIDENDS
FOR FISCAL YEAR ENDING FEBRUARY 26, 2000.

--------
(1) The stock prices on the Performance Graphs are not necessarily indicative of future stock price performance.

  Neither the Report of the Compensation Committee of the Board of Directors nor the Performance Graph shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Securities Exchange Act of 1934, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during Fiscal 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with except for Mr. Cowart who failed to report a grant of options on a Form 4 on a timely basis, which transaction was later reported on a Form 5.

  In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the SEC.

                                Proposal No. 2

                           APPROVAL OF AMENDMENT TO
                     THE 1994 EMPLOYEE STOCK PURCHASE PLAN

  On January 19, 2000, the Board of Directors unanimously approved, subject to stockholder approval, an increase in the number of shares available for purchase under the 1994 Employee Stock Purchase Plan (the "Purchase Plan") from 500,000 to 1,000,000, an increase of 500,000 shares. This amendment is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting. The following is a general description of the material features of the Purchase Plan. A copy of the plan may be obtained upon written request to
Attention: Human Resources at BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

  History. The Purchase Plan was initially adopted by the Company's Board of Directors on February 1, 1994 and approved by the stockholders on August 11, 1994 reserving 500,000 shares for issuance.

  Purpose. The purpose of the Purchase Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to purchase shares of the Company's Common Stock through voluntary payroll deductions. The Board of Directors believes that the equity incentive opportunity represented by the Purchase Plan is an important factor in attracting, retaining and motivating the best available talent. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

  Administration. The Purchase Plan, and the rights of the participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. The Purchase Plan is administered by the Compensation Committee of our Board of Directors which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Purchase Plan and to make, administer, and interpret such rules and regulations as it deems necessary.

  Eligibility. Any individual who has been employed by the Company (or any of its majority-owned subsidiaries) for at least 90 days and is customarily employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week is eligible to participate in the Purchase Plan, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code.

  Option Periods. The Purchase Plan is implemented by consecutive 6-month option periods, beginning on September 1 and March 1 of each year and ending on the last day in February and August, respectively. Shares are issued on the last day of each 6-month option period. Eligible employees may commence their participation in the Purchase Plan only at the beginning of any option period.

  Participation in the Plan. Eligible employees become participants in the Purchase Plan by executing and delivering to the Company an enrollment form at least 15 days prior to the beginning of an option period. The enrollment form specifies the employee's contribution percentage and authorizes the Company to make payroll deductions for the purchase of shares under the Purchase Plan. A person who becomes employed after the commencement of an option period may not participant in the Purchase Plan until the commencement of the next option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent periods unless he or she withdraws from the plan or becomes ineligible to participate. Unless the participant's participation is discontinued, the purchase of shares occurs automatically at the end of the option period.

  Purchase Price. The purchase price per share at which shares are sold under the Purchase Plan is 85% of the fair market value of the Common Stock on (a) the date of commencement of the option period or (b) the last day of the option period, whichever is lower. The fair market value of the Common Stock on a given date is the closing sales price on the NASDAQ National Market as of such date.

  Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the option period. The deductions may not be less than 2% or more than 15% a participant's eligible compensation corresponding to the paydays on which the deductions were made. "Eligible compensation" includes base pay, plus all other amounts attributable to income (as defined in the Internal Revenue Code) including overtime, shift premiums, incentive compensation, regular bonuses and commissions, exclusive of "spot bonuses" and any other such similar items. A participant may discontinue his or her participation in the Purchase Plan or may increase or decrease the rate of payroll deductions (but not below 2% of compensation) at any time during the option period by delivering written notice to the Company. Payroll deductions generally commence on the first payday following the commencement of the option period, and continue at the same rate until the end of the option period unless sooner terminated as provided in the Purchase Plan. All payroll deductions are credited to the participant's account under the Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. Participants do not earn interest on any amounts credited to their accounts under the Purchase Plan.

  The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of the Company's Common Stock at the beginning of such option period equals $12,500 or less. In addition, the maximum number of shares that a participant may purchase under the Purchase Plan in a calendar year may not exceed the number of shares purchasable without allowing a participant to accrue the right to purchase shares under the Purchase Plan at a rate exceeding $25,000 of fair market value of such shares (determined at the first day of the option period) for each calendar year in which the option is outstanding at any time.

  Notwithstanding the foregoing, no participant will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of our subsidiaries (including stock that may be purchased under the Purchase Plan or pursuant to any other options).

  Cancellation and Withdrawal. A participant may cancel his or her option in whole, but not in part, at any time during an option period by written notice delivered to the Company. Upon such cancellation, all payroll deductions for the option period will be returned to the participant in cash, without interest. Any cancellation by the participant of accumulated payroll deductions for a given option period automatically terminates the participant's participation in that option period. The participant may not reelect to participate in the Purchase Plan during the option period but may make a new election to participate in any future option period.

  Termination of Employment; Death. Upon the termination of a participant's employment with the Company and its subsidiaries, the participant's participation in the Purchase Plan will immediately cease and the participant will receive any amounts being held in his or her account. In the event of a participant's death during an option period, the participant's designated beneficiary will be entitled to receive the amount credited to the participant's account or to have the account applied to the purchase of Common Stock at the end of the option period.

  Adjustment or Changes in Capitalization. In the event any change in the outstanding stock of the Company by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number of shares available under the Purchase Plan, the number of shares underlying options under the Purchase Plan and the purchase price of such options will be appropriately adjusted.

  Non-assignability. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason during the lifetime of a participant. If a participant attempts to make such a transfer, any option held by the participant may be terminated by the Company.

  Amendment and Termination of the Plan. The Purchase Plan may be amended by the Board of Directors for any reason. However, if the Board of Directors elect to amend the Plan to increase the number of outstanding shares of Common Stock available for issuance, the amendment must be approved by the Company's stockholders within twelve months. The Purchase Plan will remain in effect until February 29, 2004, unless terminated earlier by the Board of Directors.

  Certain Federal Income Tax Considerations. The following is only a summary of the effects of federal income taxation upon the participants and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that a participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

  If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

  New Plan Benefits. It is not presently possible to determine the benefits or amounts that will be received by any particular employees or groups in the future.

  The Board of Directors has unanimously approved the amendment to the Purchase Plan described above and recommends that you vote FOR approval of the Purchase Plan, as amended.

  The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to approve the proposed amendment.

                                Proposal No. 3

                    APPROVAL OF THE NON-EMPLOYEE DIRECTORS
                     STOCK AND DEFERRED COMPENSATION PLAN

  On April 18, 2000, the Board of Directors unanimously approved the adoption of the BE Aerospace, Inc. Non-Employee Directors Stock And Deferred Compensation Plan (the "Directors Plan"). The Directors Plan is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting. The following is a general description of the material features of the Directors Plan. A copy of the Directors Plan may be obtained upon written request to BE Aerospace, Inc., Attention: Human Resources, 1400 Corporate Center Way, Wellington, Florida 33414.

  Purpose. The purposes of the Directors Plan are (i) to attract, motivate and retain eligible directors of the Company who elect to participate in the plan by offering them an opportunity to defer compensation and (ii) to encourage directors to increase their stock ownership in the Company. The Board of Directors believes that the ability to defer retainer and meeting fees and to invest in shares of Company Common Stock is an important factor in attracting, retaining and motivating the best available talent.

  Eligibility. All directors of the Company who are not also officers or employees of the Company or its subsidiaries and who are compensated as directors are eligible to participate in the Directors Plan.

  Administration. The Directors Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the plan and to make, administer, and interpret such rules and regulations as it deems necessary.

  Term. The Directors Plan will become effective on September 1, 2000; provided, however, that if the Directors Plan is not approved by the Company's shareholders it will have no force and effect and any prior elections will be void. The Directors Plan will remain in effect until terminated by the Board of Directors. No benefits shall accrue with respect to fees earned after the termination of the Directors Plan.

  Share Elections. On or before September 1, 2000 for the calendar year ending December 31, 2000 and the December 31st immediately preceding each succeeding calendar year, each eligible director may make an irrevocable election to receive up to 100% of his or her retainer and meeting fees for the subsequent year (in 25% increments) in shares of the Company's Common Stock. If a participant makes such an election, an amount equal to the applicable percentage of any retainer and meeting fees will be held in an account by the Company and paid out to the director within 30 business days following the earlier of (i) the end of the year for which the election was made and (ii) the date that the participant ceases to be a director of the Company. The amount deferred will accrue interest from the date of such compensation would otherwise be payable until the date of distribution.

  The number of shares deliverable upon distribution shall be determined by dividing (a) the value of the share account (including any allocable earnings) by (b) the "average annual fair market value" of the Company's Common Stock during the applicable year (or applicable service period) and rounded down to the nearest whole number of shares. The "average fair market value" means the sum of the fair market value of the Company's Common Stock on the last day of each calendar quarter during the applicable year (or applicable service period) divided by the number of measurement dates during such service period.

  Cash and Stock Unit Deferrals. On or before September 1, 2000 for the year ending December 31, 2000 and the December 31st immediately preceding each succeeding calendar year, each eligible director may also make an irrevocable election to defer up to 100% of his or her retainer and meeting fees for the subsequent year (in 25% increments) in cash or in stock units. Cash deferrals will be credited to the participant's account under the plan and will accrue interest on a quarterly basis. Stock units are non-voting units of measurement which represent one share of the Company's Common Stock and are used solely as a device to determine the number of shares of Common Stock that will eventually be distributed to the participant. Participants are not entitled to any voting or other stockholder rights with respect to stock units credited to their accounts under the Directors Plan. The number of stock units credited to a participant's account is determined by dividing (i) the amount of compensation that the participant elected to defer in stock units (including any allocable earnings) by (ii) the "average fair market value" of the Company's Common Stock during the applicable year (or applicable service period).

  Distributions of cash and stock unit deferrals will be made at the earlier of (a) the date specified in the participant's election form and (b) first day of the month immediately preceding the date that the participant ceases to be a director of the Company. Participant's may elect to receive their distributions in either a lump sum or up to ten annual installments; provided, however, that if there is less than $10,000 or 1,000 stock units remaining in a participant's cash or stock unit account upon a termination of service, then all remaining balances will be distributed in a lump sum. Participant's may change the manner and time of distribution with respect to amounts credited to their cash accounts or stock accounts; provided, however, that no changes will be effective (i) until twelve months after the election was initially made and
(ii) after distribution of amounts held in the account have commenced. Distributions of stock unit accounts will be made in shares of the Company's Common Stock and distributions of cash accounts will be made in cash.

  Nonexclusive Elections. A participant may elect to utilize the share election, cash deferrals and stock unit deferrals during any calendar year as long as elections are made in 25% increments.

  Dividend Equivalents. At the end of each quarter, each participant's stock unit account will be credited with additional stock units in an amount equal to the dividend equivalents representing dividends paid on a number of shares of Common Stock equal to the number of stock units held in the participant's stock unit account.

  Acceleration of Distributions. The Board of Directors may accelerate any payment date in extraordinary circumstances where it determines that such action is necessary or advisable to prevent a forfeiture or permit the realization of intended benefits and is otherwise fair to the participant.

  Vesting. Participants are always fully vested in their contributions to the Directors Plan.

  Investments. All retainer and meeting fee deferrals are credited to the participant's account under the Directors Plan and will be deemed invested in shares of the Company's Common Stock or other investments reasonable determined by the Committee. The Company will establish a rabbi trust in order to fund the deferrals made under Directors Plan.

  Shares Available under the Directors Plan. An aggregate of 200,000 shares of Common Stock are available for issuance under the Directors Plan.

  Adjustment or Changes in Capitalization. In the event any change in the outstanding shares of the Company's Common Stock by reason of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number of shares available under the Directors Plan shall be adjusted as the Committee determines to be necessary or appropriate.

  Non-assignability. Benefits provided under the Directors Plan are not assignable or transferable (except by law or pursuant to the rules of descent and distribution) and any purported assignment or transfer of any payments or benefits under the Directors Plan will not be recognized.

  Amendment of the Directors Plan. The Directors Plan may be amended by the Board of Directors for any reason as long as such amendment or termination does not adversely affect the rights of a participant. If the Board of Directors elect to amend the Directors Plan to increase the number of outstanding shares of Common Stock available for issuance, the amendment must be approved by the Company's stockholders.

  Certain Federal Income Tax Considerations. The following is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the Directors Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

  Participants will not be taxed on the retainers or meeting fees they elect to defer until the date of distribution. In addition, the Company is not entitled to a deduction for amounts deferred until the date that the deferred amounts are distributed to participants. For purposes of taxation, the shares of Company Common Stock delivered upon distribution will be valued at closing sales price on the NASDAQ National Market on the date that distributions are made.

  New Plan Benefits. It is not presently possible to determine the benefits or amounts that will be received by any particular employees or groups in the future.

  The Board of Directors has unanimously approved the adoption of the Directors Plan described above and recommends that you vote FOR approval of the Directors Plan.

  The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to approve the adoption of the Directors Plan.

                                Proposal No. 4

                   CONSIDERATION OF THE MACBRIDE PRINCIPLES

  The following resolution is submitted by New York City Comptroller Alan G. Hevesi, Municipal Building, 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund Art. 1B and the New York City Police Pension Fund Art. 2 which state in a letter dated October 14, 1999, that they own an aggregate of 199,500 shares of the Common Stock of the Company and have requested that the Company offer the resolution set forth below for stockholders to consider at the Meeting.

  Whereas, BE Aerospace, Inc. operates a wholly-owned subsidiary in Northern Ireland,

  Whereas, the on-going peace process in Northern Ireland encourages us to search for means for establishing justice and equality;

  Whereas, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

  Whereas, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under represented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

    5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  RESOLVED, Shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                       BOARD OF DIRECTORS RECOMMENDATION

  Your board of Directors believes that adoption of this proposal is not in the best interests of stockholders and unanimously recommends that stockholders vote against it. The Company already has taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the "Fair Employment (Northern Ireland) Act of 1989" as well as the "Code of Practice" promulgated by the Act. The Company is also registered with the Fair Employment Commission.

  When the Comptroller's proposal was submitted in connection with the 1995 annual meeting, the Company initially decided to exclude it from the proxy statement in reliance on Rule 14a-8(c)(7) and other provisions of the proxy rules of the Securities and Exchange Commission (the "SEC"). That Rule permits exclusion of proposals that relate to an issuer's ordinary business operations, since such matters are properly within the domain of the Board of Directors and not the stockholders. The Company followed the proxy rules by notifying the Comptroller and the SEC of its intention to omit the proposal. Following a series of letters to the SEC, including correspondence from the Comptroller in which it expressed its own views, the SEC staff issued to the Company a "no-action" letter stating that the SEC staff agreed with the Company that the proposal could properly be omitted from the proxy statement pursuant to Rule 14a-8(c)(7).

  Two weeks before mailing of the proxy materials, however, the Comptroller's office informed the Company that, if the Company did not agree within 24 hours to include the proposal in its proxy materials, the Comptroller's office would bring litigation, including a demand for an injunction, against the Company. The Company had complied fully with the proxy rules in determining to omit the proposal and was confident it would have prevailed in any litigation with the Comptroller's office. Nevertheless, after due consideration of the cost to the Company and its stockholders of the threatened litigation outweighed the cost of submitting the proposal to our stockholders for their vote.

  The Comptroller's proposal received the support of well less than 5% of our stockholders at the 1995 annual meeting. Nonetheless, he resubmitted it for inclusion in the 1996, 1998 and 1999 proxy materials, at which meetings the proposal received the support of 6.5%, 8.5% and 9.0% of our stockholders, respectively. Once again, the Comptroller has requested his proposal to be included in the proxy material for this year's annual meeting. Based upon our prior experiences with the Comptroller, and to avoid further waste of corporate assets, management is submitting his proposal to the stockholders once again, despite its continuing belief that this is not legally required and that the issue which he purports to raise is irrelevant in the case of the Company.

  The Company's policy and practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religious belief, gender, age, national origin, citizenship status, marital status, sexual orientation or disability. Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation essentially complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious emblems at the Company's facilities is not permitted. The Company provides security for all employees at work.

  The Board of Directors unanimously recommends that the stockholders vote AGAINST this proposal.

               NEW YORK CITY COMPTROLLER'S SUPPORTING STATEMENT

  Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

  In May, 1986, a United States District Court ruled on the legality of the MacBride Principles under the Fair Employment (Northern Ireland) Act of 1976, and granted a preliminary injunction requiring that American Brands include a MacBride Principles shareholder proposal in its proxy materials, stating that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility." NYCERS v. American Brands, 634F. Supp. 1382 (S.D.N.Y., May 12, 1986). The Employment (Northern Ireland) Act was amended in 1989.

  An endorsement of the MacBride Principles by BE Aerospace, Inc. will demonstrate the Company's concern for human rights and equality of opportunity in its international operations.

  Please vote your proxy FOR these concerns.

                                 AUDIT MATTERS

  Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending February 24, 2001 and to report the results of their examination.

  A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2001 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company at its executive offices no later than February 16, 2001 to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters that will be brought before the Meeting other than as described in this Proxy Statement. However, if any matters properly come before the Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

                                   FORM 10-K

  A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: BE Aerospace, Inc., Attention: Investor Relations, 1400 Corporate Center Way, Wellington, Florida 33414.

                        Please date, sign and mail your
                     proxy card back as soon as possible!


                     Annual Meeting of Stock Stockholders
                              BE AEROSPACE, INC.

                                August 8, 2000




                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example.

                    The Board unanimously recommends a vote
                           FOR Proposals 1, 2 and 3.

                     FOR        WITHHELD
                     ALL        FROM ALL
                  NOMINEES      NOMINEES

1. Election of       [ ]           [ ]
   two Class III
   Directors

   Nominees:

     Richard G. Hamermesh
     Amin J. Khoury

     [ ] _________________
         To withhold authority to vote
         for any nominee(s) print that
         nominee's name in the space
         provided above.

                                            FOR    AGAINST   ABSTAIN

2. Amend the 1994 Employee                  [ ]      [ ]       [ ]
   Stock Purchase Plan.

3. Proposal to adopt the Non-Employee       [ ]      [ ]       [ ]
   Directors Stock and Deferred
   Compensation Plan.

-------------------------------------------------------------------------------
   The Board unanimously recommends a       FOR     AGAINST   ABSTAIN
   vote AGAINST Proposal 4.

4. Proposal to adopt the MacBride           [ ]      [ ]       [ ]
   Principles.
--------------------------------------------------------------------------------


Signature________________________________________ Date_________________

Signature________________________________________ Date_________________

NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. Each joint owner should sign.